Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is made and entered into by and between KENNETH T. NEILSON (hereinafter “Employee”) and HUDSON UNITED BANCORP (“Hudson United”) and HUDSON UNITED BANK (“Hudson Bank”) (Hudson United and Hudson Bank are hereinafter collectively referred to as the “Bank”) as of December 21, 2005.

WITNESSETH:

WHEREAS, Employee has been employed by the Bank since on or about October 13, 1983; and

WHEREAS, Hudson United will be merged (the “Merger”) with and into TD BANKNORTH INC. (“TD Banknorth”) pursuant to an Agreement and Plan of Merger among Hudson United, TD Banknorth and, solely with respect to Article X, THE TORONTO-DOMINION BANK (“TD”), dated as of July 11, 2005 (the “Merger Agreement”), with the Merger scheduled to be effective on or about January 31, 2006 (the “Merger Effective Date”); and

WHEREAS, immediately following consummation of the Merger, Hudson Bank will be merged with and into TD Banknorth, NA; and

WHEREAS, Employee and Bank have agreed that Employee’s employment and position as an officer of the Bank and any affiliates will terminate effective as of the Merger Effective Date (“Termination Date”); and

WHEREAS, Employee and the Bank wish to enter into this Agreement to provide for certain payments to Employee and to address certain rights and obligations of the parties before and following the Termination Date;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.             The Bank shall pay to Employee salary continuation at Employee’s current base rate of pay continuing through to and including the Termination Date by means of a pre-paid sum of $62,500.00 paid on or before December 31, 2005 for all services through the Termination Date. This payment shall be made in accordance with the Bank’s normal payroll practices and shall be subject to all applicable withholdings and deductions. The period from the date hereof through the Termination Date shall be considered a transition period and shall be known as the “Notification Period.”

2.             Upon receipt of a copy of this Agreement signed by Employee, and upon expiration of the revocation period set forth in paragraph 12 below and after the Termination Date terminating Employee’s employment, the Bank agrees to provide Employee with the following consideration:

(a)           Subject to the parties’ acknowledgement that Employee’s employment will terminate as of the Termination Date, and in consideration for the two-year non-competition provision in paragraph 13 below, the Bank shall pay to Employee a lump sum payment equal to $1,312,500, less any lawful deductions required by law. Such payment will be made on the eighth day after the date the Bank receives this Agreement signed by Employee (such date being the “Effective Date”). It is understood and agreed that this payment will not be included in the calculation of any of Employee’s benefits, including, but not limited to, any pension, SERP or 401(k) benefits.

(b)           Commencing as of the day following the Termination Date, Employee shall be entitled to continue to receive medical coverage for the number of weeks for which severance is being provided, on the same terms as if Employee had continued to be an employee for such period. Thereafter, Employee shall be entitled to continue such medical coverage in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at Employee’s own expense and pursuant to the requirements of COBRA. In addition, commencing as of the day following the Termination Date, Employee shall be entitled to continue dental coverage in accordance with the continuation requirements of COBRA at Employee’s own expense and pursuant to the requirements of COBRA. Employee’s coverage under all other employee benefit programs currently provided by the Bank, including but not limited to the Bank’s pension and 401(k) plans, the 401(k) loan program, and Long Term Disability, shall cease as of the Termination Date. Notwithstanding the severance payments set forth above, Employee shall be ineligible for any annual or year-end bonus, incentive, or other additional rewards of any kind offered or distributed by the Bank to its employees for the year 2006.

(c)           Employee shall be deemed to be 100% vested in his or her Matching Contribution Account under the Hudson United Bancorp and Subsidiaries Savings and Investment Plan.

(d)           Employee shall be entitled to receive benefits under Hudson United’s Supplemental Employees’ Retirement Plan at the times and in the amounts provided by the terms of such plan. Employee shall also be entitled to health benefits until Medicare eligibility for himself and his spouse as provided in the letter to him dated August 15, 2005.

3.             IN EXCHANGE FOR THE CONSIDERATION SET FORTH IN THIS AGREEMENT, WHICH EMPLOYEE ACKNOWLEDGES IS IN ADDITION TO THAT WHICH EMPLOYEE WOULD OTHERWISE BE ENTITLED TO RECEIVE, EMPLOYEE HEREBY KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES HUDSON UNITED AND HUDSON BANK, THEIR PREDECESSORS, SUCCESSORS, PARENT CORPORATIONS, SUBSIDIARIES, OR AFFILIATES, AND EACH OF THEIR EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, BENEFIT COMMITTEES, TRUSTEES, FIDUCIARIES, PLANS, AND TRUSTS, AND THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS (HEREINAFTER COLLECTIVELY REFERRED TO AS THE “RELEASEES”) FROM ANY AND ALL CLAIMS, ACTIONS, DEMANDS, CAUSES OF ACTION, DAMAGES, EXPENSES, ATTORNEYS’ FEES AND LIABILITIES OF WHATEVER KIND OR NATURE IN LAW, EQUITY OR OTHERWISE, WHETHER ACCRUED, ABSOLUTE, CONTINGENT, UNLIQUIDATED OR OTHERWISE AND WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WHICH EMPLOYEE MAY HAVE OR CLAIM TO HAVE AGAINST THE BANK OR ANY OF THE RELEASEES RELATING TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF EMPLOYEE ‘S EMPLOYMENT WITH THE BANK OR ANY OF THE RELEASES. THE CLAIMS RELEASED INCLUDE, BUT ARE NOT LIMITED TO:

(a)           all claims for any compensation whatsoever, including but not limited to back wages, front pay, incentive and other bonuses, stock awards, car allowance, moving expenses, fringe benefits, insurance benefits, vacation time or pay, reinstatement, retroactive seniority, severance pay, or any other form of economic loss;

(b)           all claims under any federal, state or local statute, provision, order or regulation, including but not limited to any claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, and any similar or analogous federal, state or local statute, order or regulation;

(c)           all claims arising under the United States, New Jersey or any other applicable state Constitutions;

(d)           all claims arising under any Executive Order or derived from or based upon any state or federal regulations,

(e)           all common law claims including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of any express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortuous interference with contract or prospective economic advantage, promissory estoppel and negligence;

(f)            all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages;

(g)	all claims for costs and attorneys’ fees; and

(h)           any other claims based upon federal, state or local civil rights laws, whistle-blower or any other local, state or federal laws, regulations or ordinances and any public policy, contract (oral, written or implied), tort constitution or common law.

4.            Employee represents that Employee has no charge, claim or lawsuit of any kind pending against any of the Releasees, and Employee covenants and agrees not to file a lawsuit or initiate any action against any of the Releasees seeking any personal recovery or personal injunctive relief with respect to any matter arising out of or relating in any way to Employee’s employment with the Bank or any of the Releasees and/or the termination of that employment. Nothing in this paragraph shall prohibit Employee from bringing any action to enforce the terms of this Agreement.

5.             It is expressly understood and agreed that this Agreement (a) does not waive or release any rights or claims which may arise after the date on which the Agreement is signed by Employee, except as set forth herein; (b) does not waive or release any vested benefit possessed by Employee as a result of Employee’s employment with the Bank, including but not limited to vested rights with respect to any pension benefits, 401(k) benefits, stock options or restricted stock awards, and medical benefits; and (c) does not waive or release any rights for indemnification existing on the date hereof or which Employee may possess pursuant to Section 7.7 of the Merger Agreement for indemnification.

6.            Employee acknowledges and agrees that during the Notification Period and up to and including the Termination Date, Employee shall be and shall remain an active employee of the Bank. As an active employee of the Bank, Employee shall be required to perform Employee’s duties and responsibilities in accordance with, and at a level that befits, the requirements of Employee’s position and experience.

7.            Employee further agrees to keep confidential and not use or disclose to anyone any information which is the confidential and proprietary information of the Bank or any of its successors (hereinafter the “Confidential Information”. The Confidential Information includes, but is not limited to, customer lists, financial information, marketing data, business and operational plans and systems and other records, reports, proposals, books, memoranda, data, letters or any writing, documents or computerized records which relate to any of the Bank’s operations, business, assets, personnel matters, or any other information which the Bank has provided to Employee in confidence. Notwithstanding the foregoing, Confidential Information does not include information which becomes available in the public domain, including information which becomes available in the public domain by virtue of direct or indirect disclosure by the Bank (unless it has become public due to Employee’s breach of this paragraph), or which Employee may be required to disclose by law or by a court or other governmental agency of competent jurisdiction, or which was not provided to or received by Employee during the course of Employee’s employment. It shall not be considered a breach of this paragraph for Employee, at any time prior to the Termination Date, to continue to use or disclose Confidential Information as permitted in connection with the performance of Employee’s duties for the Bank.

8.             The Bank hereby releases and discharges Employee from any and all known claims, liabilities, loans, expense obligations, demands, and causes of action, which the Bank or any of its successors may have or claim to have against Employee arising from any lawful conduct undertaken by Employee within the scope of Employee’s employment as an officer or employee of the Bank. Nothing in this paragraph releases Employee from any obligations under this Agreement, or from any claims, liabilities, demands, or causes of action which may arise after the date of this Agreement, or from any claims, liabilities, demands or causes of action which the Bank or any of its successors may have or claim to have against Employee arising from any conduct undertaken by Employee within the scope of Employee’s employment or as an officer or employee of the Bank where a court of competent jurisdiction deems such conduct to be unlawful, recklessness or willful misconduct, or from any credit or loan obligations of Employee to the Bank.

9.            Employee and the Bank mutually agree not to make any statements or issue any communications, whether written or oral, that disparage, criticize or otherwise reflect adversely upon one another, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or otherwise responding to or providing disclosures to regulatory authorities as required by law.

10.           This Agreement shall not be construed as an admission or acknowledgment of any wrongdoing or liability by the Bank with respect to any aspect of Employee’s employment or the termination of that employment. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Bank or any of the Releasees of any liability or unlawful conduct of any kind.

11.          Employee is hereby advised that Employee should consult with an attorney prior to signing this Agreement. Employee represents to the Bank that Employee has had the opportunity to discuss this Agreement with whomever Employee wished, including an attorney of Employee’s own choosing and at Employee’s own cost. Employee also states that Employee has had the opportunity to read, review and consider all of the provisions of this Agreement; that Employee understands its provisions and its final and binding effect upon Employee; and that Employee is accepting the consideration offered to Employee and entering into this Agreement freely, voluntarily, and without duress or coercion.

12.          Employee understands that Employee has twenty-one (21) days within which to consider this Agreement before signing it and returning it to the Bank and that, after signing the Agreement, Employee may revoke Employee’s signature within seven (7) calendar days of the Execution Date by providing written notification of Employee’s decision to revoke Employee’s signature to Timothy Matteson, General Counsel, Hudson United Bank, 1000 MacArthur Blvd., Mahwah, New Jersey 07430. Such revocation must be received on or before the seventh day after the Execution Date.

13.           (a) Employee agrees that during the 24-month period immediately following the Termination Date (the “Non-Competition Period”), except for his Consulting Agreement with TD Banknorth, Inc., dated July 11, 2005, Employee will not, directly or indirectly, (a) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any commercial bank, savings bank or savings association insured by the Federal Deposit Insurance Corporation, or of any holding company of any such insured institution, located in any county in the States of New Jersey, New York, Connecticut or Pennsylvania in which Hudson United or any of its subsidiaries or affiliates has an office as of the Termination Date (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit Employee from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (b) solicit or induce, or cause others to solicit or induce, any employee of TD Banknorth or any of Its subsidiaries to leave the employment of such entities, or (c) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank or any of its successors) any customer of TD Banknorth or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with TD Banknorth or any of its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between TD Banknorth or its subsidiaries and any such customers. Employee acknowledges and agrees that all references to TD Banknorth in this subparagraph 13(a) include the Bank.

(b)           Employee acknowledges that TD Banknorth would not have entered into the Merger Agreement or intend to consummate the Merger unless Employee had, among other things, entered into this Agreement. Any breach of paragraph 13 of this Agreement will result in irreparable damage to TD Banknorth for which TD Banknorth will not have an adequate remedy at law. In addition to any other remedies and damages available to TD Banknorth, Employee further acknowledges that TD Banknorth shall be entitled to injunctive relief hereunder to enjoin any breach of paragraph 13 of this Agreement, and the parties hereby consent to any injunction issued in favor of TD Banknorth by any court of competent jurisdiction, without prejudice to any other right or remedy to which TD Banknorth may be entitled. Employee represents and acknowledges that, in light of his experience and capabilities, Employee can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by TD Banknorth or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood. In the event of a breach of this Agreement by Employee, Employee acknowledges that in addition to or in lieu of TD Banknorth seeking injunctive relief, TD Banknorth may also seek to recoup any or all amounts paid by the Bank to Employee pursuant to paragraph 2(a) hereof. Each of the remedies available to TD Banknorth in the event of a breach by Employee shall be cumulative and not mutually exclusive.

14.          Except for issues or matters as to which federal law is applicable, this Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to its conflict of laws provision.

15.           In the event either party breaches any provision of this Agreement, Employee and the Bank affirm that either may institute an action to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law.

16.           The parties hereto agree that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in paragraph 13 of this Agreement with respect to the states listed shall be deemed to be separate covenants with respect to each state listed, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the states listed, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other state. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

17.           This Agreement shall be binding upon any and all successors and assigns of any of the parties to this Agreement, including TD Banknorth as the successor to Hudson United and TD Banknorth, NA as the successor to Hudson Bank. As successors, TD Banknorth and TD Banknorth, NA shall have all the rights, benefits and obligations of Hudson United and Hudson Bank hereunder.

18.           This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to enter into this Agreement, except for those set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

HUDSON UNITED BANCORP and
HUDSON UNITED BANK

By:	/s/ Peter Visaggio	/s/ Kenneth T. Neilson
Name:	Peter Visaggio	KENNETH T. NEILSON, Employee
Title:	First Senior Vice President

DATED: December 21, 2005		DATED: December 21, 2005

THIS AGREEMENT IS NOT BINDING ON EITHER PARTY UNTIL SIGNED BY SUCH PARTY, AND THIS REQUIREMENT MAY NOT BE WAIVED BY EITHER PARTY.